Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITOR

         We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement of IMH Assets Corp. for the registration of Impac CMB Trust Series 2005-3, Collateralized Asset-Backed Bonds, Series 2005-3, in the registration statement on Form S-3 (No. 333-117817) and to the incorporation by reference therein of our report dated January 24, 2005, (except Note 3k, as to which the date is March 15, 2005) with respect to the financial statements of Financial Guaranty Insurance Company, appearing in the Form 8-K of IMH Assets Corp. dated March 30, 2005, filed with the Securities and Exchange Commission.



                                                           /s/ Ernst & Young LLP

New York, NY
March 30, 2005